Exhibit 99.1

Arc Logistics Partners http://arcxlp.com

Arc Logistics Partners LP Announces Fourth Quarter and Full Year 2016 Results

NEW YORK, March 13, 2017 (GLOBE NEWSWIRE) -- Arc Logistics Partners LP ("Arc Logistics" or the "Partnership"), a Delaware limited partnership (NYSE: ARCX) today reported its financial and operating results for the fourth quarter and fiscal year ended December 31, 2016.

During the fourth quarter of 2016, the Partnership accomplished the following:

•	Realized throughput of 154.6 thousand barrels per day (“mbpd”)

•	Reported revenues, net income and Adjusted EBITDA of $26.4 million, $4.1 million and $13.9 million, respectively
•	Invested $2.8 million of expansion capital expenditures to support existing, new and future customer initiatives
•	Generated cash flows from operating activities of $12.5 million and Distributable Cash Flow of $11.0 million
•	Declared a quarterly cash distribution of $0.44 per unit for the fourth quarter ended December 31, 2016

For the full year ended December 31, 2016, the Partnership accomplished the following:

•	Realized throughput of 158.4 mbpd

•	Reported revenues, net income and Adjusted EBITDA of $105.4 million, $21.9 million and $56.7 million, respectively
•	Generated cash flows from operating activities of $55.6 million and Distributable Cash Flow of $40.1 million

For additional information regarding the Partnership’s calculation of Adjusted EBITDA and Distributable Cash Flow, which are non-GAAP financial measures, and a reconciliation of net income to Adjusted EBITDA and cash flows from operating activities to Distributable Cash Flow, please see below in this release and the accompanying tables.

Fourth Quarter and Full Year 2016 Operational and Financial Results

The Partnership’s fourth quarter 2016 reported revenues, net income and Adjusted EBITDA of $26.4 million, $4.1 million and $13.9 million, respectively, which represents a 5% increase, a 6% increase and a 5% increase over the Partnership’s fourth quarter 2015 reported revenues, net income and Adjusted EBITDA, respectively. Operating income increased by approximately $0.7 million for the fourth quarter 2016 when compared to the fourth quarter 2015 operating income of $3.6 million, which increase was principally due to the following:

•	Revenues increased by $1.4 million, or 5%, to $26.4 million as compared to $25.0 million. The year over year increase is related to the following: (i) a $0.6 million increase in minimum storage and throughput revenue related to the acquisition of the Pennsylvania terminals, the execution of new commercial agreements, amending existing commercial agreements and an increase in capacity under contract offset by previously announced rate reductions in the Gulf Coast terminals, (ii) $0.8 million increase in excess throughput and handling fees related to the acquisition of the Pennsylvania terminals, increased throughput fees associated with new customer agreements and contract amendments offset by reduced throughput activity and marine unloading activity at certain terminals and (iii) a less than $100,000 decrease in ancillary revenue
•	Operating expenses increased by $0.7 million, or 9%, to $8.6 million as compared to $7.9 million. The $0.7 million increase in operating expenses is the result of (i) a $0.4 million increase in operating expenses related to the acquisition of the Pennsylvania terminals, (ii) $0.4 million increase of additive, contract labor and utility expenses due to incremental throughput activity offset, (iii) $0.2 million increase in general maintenance expense, (iv) a $0.2 million increase in property taxes partially offset by (i) a $0.2 million decrease in payroll due to a realignment and optimization of the Partnership’s workforce, (ii) a $0.3 million decrease in tank cleaning expenses and (iii) a less than $0.1 million decrease in general office expenses
•	Selling, general and administrative expenses decreased by $2.1 million, or 35%, to $4.0 million as compared to $6.2 million. The decrease was related to (i) a $0.5 million decrease of employee compensation expense, (ii) a decrease in legal and professional fees of $1.1 million, and (iii) a decrease in diligence related expenses of $0.6 million partially offset by increased GP expense of $0.1 million
•	Depreciation and amortization expense increased by $0.7 million, or 10%, to $8.0 million as compared to $7.3 million, which increase was principally due to the impact of the Pennsylvania terminals acquisition, the completion of the Joliet and Pawnee terminal acquisitions and the 2016 capital expenditures program which included expansion capital expenditures to upgrade the Brooklyn, Blakeley, Chickasaw, Mobile and Toledo terminals for customer expansion activities and incremental maintenance capital expenditures at the Blakeley, Brooklyn, Chickasaw and Mobile terminals
•	Revaluation of the contingent consideration related to the Joliet terminal acquisition resulted in a non-cash loss of $1.3 million for the quarter ended December 31, 2016 and $1.0 million for the year ended December 31, 2016. The non-cash loss from the fair value changes in the contingent consideration in 2016 was primarily attributable to the changes in discount rates and changes to the Partnership’s estimate in assumed future throughput activity which affects the timing of related revenues.

As of December 31, 2016, the Partnership's storage capacity was approximately 7.8 million barrels, which represents a 0.9 million barrel, or 13%, increase when compared to its capacity at December 31, 2015. The increase in storage capacity is related to the acquisition of the Pennsylvania terminals, three newly constructed biodiesel tanks at the Pennsylvania terminals and a newly constructed tank at the Pawnee terminal.

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The Partnership's throughput activity increased by 41.5 mbpd, or 37%, to 154.6 mbpd during the fourth quarter of 2016 compared to the fourth quarter of 2015. The 41.5 mbpd increase was due to the following: (i) a 24.7 mbpd increase in crude oil throughput, (ii) a 12.5 mbpd increase in gasoline and distillates throughput at the newly acquired Pennsylvania terminals, (iii) a 1.4 mbpd increase in distillate throughput at a number of the Partnership’s refined products terminals, (iv) a 4.2 mbpd increase in gasoline throughput at a number of the Partnership’s refined products terminals partially offset by a reduction in asphalt and industrial products throughput due to seasonality and timing of shipments.

For the year ended December 31, 2016, the Partnership reported net income of $21.9 million, an increase of $11.2 million over the full year 2015 net income of $10.7 million. For the full year 2016, the Partnership generated $56.7 million of Adjusted EBITDA, a 29% increase over the full year 2015 Adjusted EBITDA of $44.1 million. The Partnership’s throughput activity increased by 40.2 mbpd, or 34%, to 158.4 mpbd during the full year 2016 compared to full year 2015 throughput activity of 118.2 mbpd. The Partnership's revenues for the full year 2016 increased by $23.6 million to $105.4 million, or 29%, compared to the full year 2015 revenues of $81.8 million. The Partnership’s operating expenses for the full year 2016 increased by $4.8 million to $33.7 million, or 16%, compared to the full year 2015 operating expenses of $29.0 million.

In January 2017, the Partnership declared a quarterly cash distribution of $0.44 per unit, or $1.76 per unit on an annualized basis, for the period from October 1, 2016 through December 31, 2016. The fourth quarter distribution is in line with the fourth quarter 2015 cash distribution of $0.44 per unit. The distribution was paid on February 15, 2017 to unitholders of record on February 8, 2017.

In 2015, the Partnership completed its acquisition of the Joliet rail terminal, which included an earn-out payment obligation to the seller thereof. At December 31, 2016, the Partnership identified a material weakness in its internal control over financial reporting related to the revaluation of the earn-out obligation associated with business combinations. Specifically, the Partnership did not properly design and maintain controls to revalue, either on a quarterly or annual basis, the fair value of such earn-out obligation and record the related gain or loss in the fair value as an adjustment to earnings, as applicable. The material weakness resulted in a non-cash adjustment of approximately $1.0 million for the year ended December 31, 2016, and the revision of the interim financial statements for the periods ended March 31, 2016, June 30 2016 and September 30, 2016. Management has commenced designing and implementing additional internal controls as part of its remediation plans to address the material weakness in its internal control over financial reporting pertaining to the periodic revaluation of the earn-out obligation. If management fails to design and implement effective internal controls as part of its remediation plan, this control deficiency could result in a misstatement of the aforementioned account balances, which could result in a material misstatement to the Partnership’s annual or interim consolidated financial statements.

Although management has concluded that the errors resulting from the material weakness were not material to its previously issued 2016 interim unaudited financial statements, the Partnership will be revising such interim financial statements, and the financial results noted herein reflect such revision. The fair market value adjustment does not impact the Partnership’s Adjusted EBITDA, Distributable Cash Flow or near-term liquidity. Notwithstanding such material weakness and the revision to the 2016 interim unaudited financial statements, the Partnership has concluded that the unaudited consolidated financial statements included in the Form 10-Q filings for the periods ended March 31, 2016, June 30, 2016, and September 30, 2016 presented fairly, in all material respects, its financial position, results of operations and cash flows for the periods presented in conformity with GAAP.

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Conference Call

Arc Logistics will hold a conference call and webcast to discuss the fourth quarter 2016 financial results on March 13, 2017, at 5:00 p.m. Eastern. Interested parties may listen to the conference call by dialing (855) 433-0931. International callers may access the conference call by dialing (484) 756-4279. The call may also be accessed live over the internet by visiting the “Investor Relations” page of the Partnership’s website at www.arcxlp.com and will be available for replay for approximately one month.

Arc Logistics Partners LP Schedule K-1s Available

Arc Logistics has completed the 2016 tax packages for its unitholders, including Schedule K-1. The tax packages are available online and may be accessed via Arc Logistics' website at www.arcxlp.com under "Investors >> Tax Information". Arc Logistics has begun the process of mailing the Schedule K-1’s. For additional information, unitholders may also call Partner DataLink at (855) 280-3667 Monday through Friday from 8:00 a.m. – 5:00 p.m. Central or visit their website at https://www.partnerdatalink.com/ArcLogistics.

About Arc Logistics Partners LP

Arc Logistics is a fee-based, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of complementary energy logistics assets. Arc Logistics is principally engaged in the terminalling, storage, throughput and transloading of petroleum products and other liquids. For more information, please visit www.arcxlp.com.

Forward-Looking Statements

Certain statements and information in this press release constitute “forward-looking statements.” Certain expressions including “believe,” “expect,” “intends,” or other similar expressions are intended to identify the Partnership’s current expectations, opinions, views or beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from forward-looking statements include but are not limited to: (i) adverse economic, capital markets and political conditions; (ii) changes in the market place for the Partnership’s services; (iii) changes in supply and demand of crude oil and petroleum products; (iv) actions and performance of the Partnership’s customers, vendors or competitors; (v) changes in the cost of or availability of capital; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of the Partnership’s assets; (vii) operating hazards, unforeseen weather events or matters beyond the Partnership’s control; (viii) inability to consummate acquisitions, pending or otherwise, on acceptable terms and successfully integrate acquired businesses into the Partnership’s operations; (ix) effects of existing and future laws or governmental regulations; and (x) litigation. Additional information concerning these and other factors that could cause the Partnership’s actual results to differ from projected results can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K and any updates thereto in the Partnership’s subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Non-GAAP Financial Measures

The Partnership defines Adjusted EBITDA as net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and other charges that are not reflective of its ongoing operations. Adjusted EBITDA is a non-GAAP financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess (i) the performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) the Partnership’s ability to make distributions; (iv) the Partnership’s ability to incur and service debt and fund capital expenditures; and (v) the Partnership’s ability to incur additional expenses. The Partnership believes that the presentation of Adjusted EBITDA provides useful information to investors in assessing its financial condition and results of operations.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less (i) cash interest expense paid; (ii) cash income taxes paid; (iii) maintenance capital expenditures paid; and (iv) equity earnings from the Partnership’s LNG Interest; plus (v) cash distributions from the LNG Interest. Distributable Cash Flow is a non-GAAP financial measure that management and external users of the Partnership’s consolidated financial statements may use to evaluate whether the Partnership is generating sufficient cash flow to support distributions to its unitholders as well as to measure the ability of the Partnership’s assets to generate cash sufficient to support its indebtedness and maintain its operations.

The GAAP measure most directly comparable to Adjusted EBITDA is net income and to Distributable Cash Flow is cash flows from operating activities. Neither Adjusted EBITDA nor Distributable Cash Flow should be considered an alternative to net income or cash flows from operating activities, respectively. Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income. You should not consider Adjusted EBITDA or Distributable Cash Flow in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Additionally, because Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in the Partnership’s industry, the Partnership’s definitions of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Please see the reconciliation of net income to Adjusted EBITDA and cash flows from operating activities to Distributable Cash Flow in the accompanying tables.

Investor Contact:
IR@arcxlp.com
www.arcxlp.com
212-993-1290

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ARC LOGISTICS PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Third-party customers	$22,855	$21,299	$92,342	$70,497
Related parties	3,543	3,738	13,039	11,292
	26,398	25,037	105,381	81,789
Expenses:
Operating expenses	8,643	7,917	33,749	28,973
Selling, general and administrative	2,727	4,922	12,895	17,891
Selling, general and administrative - affiliate	1,322	1,261	5,288	4,729
Depreciation	4,360	3,587	15,704	11,680
Amortization	3,673	3,724	14,714	10,819
Loss on revaluation of contingent consideration, net	1,345	-	1,043	-
Total expenses	22,070	21,411	83,393	74,092
Operating (loss) income	4,328	3,626	21,988	7,697
Other income (expense):
Equity earnings from unconsolidated affiliate	2,413	2,520	9,852	10,030
Other income	2	-	3	9
Interest expense	(2,577)	(2,241)	(9,811)	(6,873)
Total other income (expenses), net	(162)	279	44	3,166
(Loss) income before income taxes	4,166	3,905	22,032	10,863
Income taxes	22	11	124	119
Net (loss) income	4,144	3,894	21,908	10,744
Net income attributable to non-controlling interests	(1,313)	(1,959)	(6,866)	(4,315)
Net (loss) income attributable to partners' capital	2,831	1,935	15,042	6,429
Other comprehensive (loss) income	1,448	1,190	1,364	945
Comprehensive (loss) income attributable to partners’ capital	$4,279	$3,125	$16,406	$7,374

Earnings (loss) per limited partner unit:
Common units (basic and diluted)	$0.22	$0.09	$0.83	$0.39
Subordinated units (basic and diluted)	$(0.30)	$0.09	$0.47	$0.22

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ARC LOGISTICS PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)

(Unaudited)

	December 31,	December 31,
	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$4,584	$5,870
Trade accounts receivable	8,257	8,633
Due from related parties	1,321	1,532
Inventories	397	318
Other current assets	2,060	1,162
Total current assets	16,619	17,515
Property, plant and equipment, net	395,511	380,671
Investment in unconsolidated affiliate	75,716	74,399
Intangible assets, net	117,716	132,121
Goodwill	39,871	39,871
Other assets	2,980	3,945
Total assets	$648,413	$648,522
Liabilities and partners' capital:
Current liabilities:
Accounts payable	$2,455	$4,085
Accrued expenses	5,684	6,857
Due to general partner	2,082	638
Other liabilities	2,961	3,914
Total current liabilities	13,182	15,494
Credit facility	249,000	226,063
Other non-current liabilities	19,805	21,745
Total liabilities	281,987	263,302
Commitments and contingencies
Partners' capital:
General partner interest	-	-
Limited partners' interest
Common units – (19,477,021 and 13,174,410 units issued and outstanding at December 31, 2016 and 2015, respectively)	282,228	213,281
Subordinated units – (0 units and 6,081,081 issued and outstanding at December 31, 2016 and 2015, respectively)	-	85,371
Non-controlling interests	81,541	85,275
Accumulated other comprehensive income	2,657	1,293
Total partners' capital	366,426	385,220
Total liabilities and partners' capital	$648,413	$648,522

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ARC LOGISTICS PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2016	2015
Cash flow from operating activities:
Net income	$21,908	$10,744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	15,704	11,680
Amortization	14,714	10,819
Equity earnings from unconsolidated affiliate, net of distributions	(262)	(544)
Amortization of deferred financing costs	1,551	1,031
Unit-based compensation	4,112	5,474
Net loss on revaluation of contingent consideration	1,043	-
Changes in operating assets and liabilities:
Trade accounts receivable	376	(4,887)
Due from related parties	211	(631)
Inventories	84	(33)
Other current assets	(898)	64
Accounts payable	(1,923)	1,248
Accrued expenses	(366)	3,712
Due to general partner	1,444	229
Other liabilities	(2,063)	(1,474)
Net cash provided by operating activities	55,635	37,432
Cash flows from investing activities:
Capital expenditures	(24,348)	(13,150)
Investment in unconsolidated affiliate	-	(361)
Net cash paid for acquisitions	(8,000)	(260,332)
Net cash used in investing activities	(32,348)	(273,843)
Cash flows from financing activities:
Distributions	(33,931)	(27,272)
Deferred financing costs	(586)	(3,239)
Repayments to credit facility	(7,313)	-
Proceeds from credit facility	30,250	115,000
Proceeds from equity offerings, net	-	72,026
Equity contribution from non-controlling interests	-	86,960
Payments of earn-out liability	(1,373)	(870)
Distributions paid to non-controlling interests	(10,600)	(6,000)
Distribution equivalent rights paid on unissued units	(1,020)	(923)
Net cash (used in) provided by financing activities	(24,573)	235,682
Net increase in cash and cash equivalents	(1,286)	(729)
Cash and cash equivalents, beginning of period	5,870	6,599
Cash and cash equivalents, end of period	$4,584	$5,870

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ARC LOGISTICS PARTNERS LP

RECONCILIATION OF ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW

(In thousands, except operating data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net Income Attributable to Partners' Capital	$2,831	$1,935	$15,042	$6,429
Income taxes	24	11	124	119
Interest expense	2,577	2,242	9,811	6,873
Depreciation (a)	3,889	3,139	13,867	10,486
Amortization (a)	3,055	3,109	12,247	9,175
One-time non-recurring expenses (b)	30	1,424	646	5,044
Non-cash unit-based compensation	591	1,303	4,119	5,488
Non-cash loss on revaluation of contingent consideration, net (a),(c)	807	-	626	-
Non-cash deferred rent expense (d)	65	72	262	462
Adjusted EBITDA	$13,869	$13,235	$56,744	$44,076
Cash interest expense	(2,349)	(1,977)	(8,950)	(6,112)
Cash income taxes	(24)	(11)	(124)	(119)
Maintenance capital expenditures	(364)	(2,194)	(7,350)	(6,168)
Equity earnings from the LNG Interest	(2,413)	(2,520)	(9,852)	(10,030)
Cash distributions received from the LNG Interest	2,271	2,477	9,590	9,486
Distributable Cash Flow	$10,990	$9,010	$40,058	$31,133
Maintenance capital expenditures	364	2,194	7,350	6,168
Distributable cash flow attributable to non-controlling interests	3,058	3,024	11,586	7,153
Changes in operating assets and liabilities	(2,040)	(4,008)	(3,135)	(1,772)
One-time non-recurring expenses (b)	(30)	(1,424)	(646)	(5,044)
Other non-cash adjustments	111	5	422	(206)
Net Cash Provided by Operating Activities	$12,453	$8,801	$55,635	$37,432

_______________

(a)	The loss on revaluation of contingent consideration, depreciation and amortization have been adjusted to remove the non-controlling interest portion related to the GE EFS affiliate’s ownership interest in Arc Terminals Joliet Holdings LLC.

(b)	The one-time non-recurring expenses relate to amounts incurred as due diligence expenses from acquisitions and other infrequent or unusual expenses incurred.

(c)	The non-cash loss on revaluation of contingent consideration is related to the earn-out obligations incurred as a part of the Joliet terminal acquisition.

(d)	The non-cash deferred rent expense relates to the accounting treatment for the Portland terminal lease transaction termination fees.

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ARC LOGISTICS PARTNERS LP

SUPPLEMENTAL INFORMATION

(In thousands, except operating data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Selected Operating Data:
Storage capacity (bbls)	7,842,600	6,925,100	7,842,600	6,925,100
Throughput (bpd)	154,618	113,099	158,445	118,244

Throughput Data (bpd):
Asphalts and industrial products	9,419	10,618	14,297	13,074
Crude oil	80,338	55,676	78,443	56,604
Distillates	20,592	14,243	21,268	16,919
Gasoline	44,269	32,561	44,438	31,647
Total Throughput	154,618	113,099	158,445	118,244

Revenue Summary:
Minimum storage & throughput services fees	$21,783	$21,190	$87,516	$67,485
Excess throughput & handling fees	3,139	2,337	12,088	8,003
Total storage & throughput fees	24,922	23,527	99,604	75,488
Ancillary services fees	1,476	1,510	5,777	6,301
Total revenue	$26,398	$25,037	$105,381	$81,789

Capital Expenditures:
Maintenance capital expenditures	$364	$2,194	$7,350	$6,168
Growth capital expenditures	2,805	3,645	15,357	9,693
Total capital expenditures	$3,169	$5,839	$22,707	$15,861

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